March 8, 2022 The Board of Directors of Babcock & Wilcox Enterprises, Inc. 1200 E Market St Suite 650 Akron, OH 44305 USA Dear Sirs/Madams: We have audited the consolidated financial statements of Babcock & Wilcox Enterprises, Inc. and its subsidiaries as of December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated March 8, 2022, which expresses an unqualified opinion and includes an explanatory paragraph concerning a change in accounting principle from the last-in-first-out (LIFO) cost method of inventory accounting to the first-in- first-out (FIFO) cost method of inventory accounting for certain inventories. Notes 2 and 6 to such consolidated financial statements contain a description of your adoption during the year ended December 31, 2021 of the change in accounting principle from the last-in-first-out (LIFO) cost method of inventory accounting to the first-in-first-out (FIFO) cost method of inventory accounting for certain inventories. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances. Yours truly, /s/ DELOITTE & TOUCHE LLP Cleveland, OH